Exhibit 21.1

Subsidiaries of Better Minerals & Aggregates Company

U.S. SILICA COMPANY, a Delaware corporation

BMAC SERVICES CO., INC., a Delaware corporation

GEORGE F. PETTINOS, LLC a Delaware limited liability company

OTTAWA SILICA COMPANY, a Delaware corporation

PENNSYLVANIA GLASS SAND CORPORATION, a Delaware corporation

THE FULTON LAND AND TIMBER COMPANY, a Pennsylvania corporation